Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2021 SECOND QUARTER RESULTS

•	Achieves Record Quarterly Sales and Earnings Results

•	Same Store Sales Increased 31.2% in FY 2021 Second Quarter versus the High-End of Guidance of 27%

•	EPS of $1.63 for FY 2021 Second Quarter versus Guidance Range of $1.05 to $1.25

•	Increases Quarterly Cash Dividend by 39% to $0.25 per Share

EL SEGUNDO, Calif., August 3, 2021 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2021 second quarter ended July 4, 2021.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “Our second quarter results exceeded expectations, as we achieved another quarter of record sales and earnings results. Same store sales for the fiscal 2021 second quarter were up 31.2% versus the prior year period and were up 33.4% versus the fiscal 2019 second quarter, reflecting a continuation of strong broad-based demand across our product mix. For the second quarter, we generated record net income of $36.8 million with $88.7 million of operating cash flow. Our bottom-line results benefitted from further expansion of our merchandise margins, as well as operating with a cost structure that is meaningfully enhanced compared to pre-pandemic. Although we are cycling the peak of the 2020 COVID-19 related sales surge and we are being impacted by the widely reported supply chain disruptions and staffing challenges in the retail industry, we have continued to produce strong sales growth and margins versus historical pre-pandemic levels. In light of the overall strength of our business, our Board of Directors has declared a 39% increase in our regular cash dividend to an annual rate of $1.00 per share, which is our fourth dividend increase over the past four quarters.”

Net sales for the fiscal 2021 second quarter were $326.0 million compared to net sales of $227.9 million for the second quarter of fiscal 2020, which included significant temporary store closures due to COVID-19, particularly over the first half of the period. Same store sales increased 31.2% for the second quarter of fiscal 2021. In addition to comping against last year’s COVID-related temporary store closures, the increase in net sales also reflects the positive impact from a calendar shift related to our 53-week fiscal 2020 that resulted in a benefit from pre-Fourth of July holiday sales moving from the third quarter in fiscal 2020 to the second quarter in fiscal 2021, as well as a calendar shift of the Easter holiday, during which the Company’s stores are closed, from the second quarter of fiscal 2020 into the first quarter of fiscal 2021.

Gross profit for the fiscal 2021 second quarter increased to $126.9 million from $72.2 million in the second quarter of the prior year. The Company’s gross profit margin was 38.9% in the fiscal 2021 second quarter versus 31.7% in the second quarter of the prior year. The increase in gross profit margin largely reflects a 380-basis point increase in merchandise margins, significant leverage of store occupancy costs as a percentage of net sales and a favorable impact from higher distribution costs capitalized into inventory for the quarter.

Selling and administrative expense as a percentage of net sales was 24.0% in the fiscal 2021 second quarter versus 25.6% in the fiscal 2020 second quarter. Overall selling and administrative expense for the quarter increased by $20.1 million from the prior year primarily because the prior year period included significant temporary store closures due to COVID-19 and also because the fiscal 2021 second quarter included higher performance-based incentive compensation accruals. Selling and administrative expense for the fiscal 2021 second quarter and for the fiscal 2020 second quarter each included a special recognition bonus provision for certain store-based employees.

Net income for the second quarter of fiscal 2021 was $36.8 million, or $1.63 per diluted share, compared to net income for the second quarter of fiscal 2020 of $11.1 million, or $0.52 per diluted share.

For the 26-week period ended July 4, 2021, net sales were $598.8 million compared to net sales of $445.7 million in the first 26 weeks of last year. Same store sales increased 31.5% in the first half of fiscal 2021 versus the comparable period last year. Net income for the first 26 weeks of fiscal 2021 was $58.3 million, or $2.59 per diluted share, including a net benefit in the first quarter of $0.06 per diluted share related to an insurance settlement and the elimination of an employment agreement liability. This compares to net income for the first 26 weeks of fiscal 2020 of $6.5 million, or $0.31 per diluted share, including a previously reported net benefit of $0.13 per diluted share.

Adjusted EBITDA was $52.9 million for the second quarter of fiscal 2021 and $83.2 million for the 26-week period ended July 4, 2021. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the fiscal 2021 second quarter with zero borrowings under its credit facility and with cash and cash equivalents of $118.9 million. This compares to zero borrowings and $100.1 million of cash and cash equivalents as of the end of the fiscal 2021 first quarter and $35.0 million of borrowings and $16.7 million of cash as of the end of the fiscal 2020 second quarter. The Company grew its cash by $18.8 million during the fiscal 2021 second quarter while also paying shareholders cash dividends of $25.8 million. Total merchandise inventories decreased by approximately 5.6% as of the end of the fiscal 2021 second quarter versus the second quarter of the prior year.

Quarterly Cash Dividend

In light of the continued strength of the Company’s business, cash flow generation and improved balance sheet, the Company’s Board of Directors has declared a 39% increase in its quarterly cash dividend from $0.18 per share of outstanding common stock to $0.25 per share of outstanding common stock, which will be paid on September 15, 2021 to stockholders of record as of September 1, 2021. In addition to the $1.00 per share special dividend paid in the second quarter, this represents the fourth increase in our regular quarterly dividend over the last four quarters, from $0.05 to $0.25 per share.

Third Quarter Guidance

For the fiscal 2021 third quarter, the Company expects same store sales in the flat to positive mid-single digit range and expects to realize earnings per diluted share in the range of $0.95 to $1.15. This compares to a same store sales increase of 14.8% and earnings per diluted share of $1.31 in the third quarter of fiscal 2020, which at the time were the highest sales and earnings of any quarter in the company’s history. For the third quarter of fiscal 2019, earnings per diluted share were $0.30. Fiscal 2021 third quarter guidance reflects anticipated continued impacts related to the widely reported supply chain disruptions and staffing challenges in the retail industry. Additionally, guidance relative to the prior year period reflects the unfavorable impact of the fiscal calendar shift related to our 53-week fiscal 2020, which moved the Fourth of July holiday from the third quarter of fiscal 2020 into the second quarter of fiscal 2021. As a result, the third quarter of fiscal 2021 excludes the historically high-volume Fourth of July holiday week, which is replaced by an historically low-volume week in early October. As a result of this shift, the Company anticipates an approximately $0.20 unfavorable impact to diluted earnings per share for the third quarter. This calendar shift does not impact the Company’s same store sales calculation, which is measured on a comparable-week basis. The Company’s sales and earnings guidance for the fiscal 2021 third quarter assumes that any new conditions relating to the COVID-19 pandemic, including any regulations that may be issued in response to the pandemic, will not materially impact the Company’s operations during the period.

Store Openings

The Company currently has 429 stores in operation, which reflects one store closure in the third quarter to date. Over the remainder of fiscal 2021, the Company expects to open approximately five stores and close approximately one store.

Conference Call Information

The Company will host a conference call and audio webcast today, August 3, 2021, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the second quarter of fiscal 2021. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through August 10, 2021 by calling (844) 512-2921 to access the playback; the passcode is 13721634.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 430 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended July 4, 2021. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 weeks ended July 4, 2021	26 weeks ended July 4, 2021
	(In thousands)
GAAP net income (as reported)	$36,803	$58,349
+ Interest (as reported)	184	526
+ Income tax expense (as reported)	11,557	17,418
+ Depreciation and amortization (as reported)	4,389	8,648

EBITDA	$52,933	$84,941

- Elimination of liability for an employment agreement	—	(995)
- Gain on recovery of insurance settlement related to civil unrest	—	(709)

Adjusted EBITDA	$52,933	$83,237

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	July 4, 2021	January 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$118,940	$64,654
Accounts receivable, net of allowances of $92 and $58, respectively	15,648	19,879
Merchandise inventories, net	258,905	251,180
Prepaid expenses	11,997	11,684

Total current assets	405,490	347,397

Operating lease right-of-use assets, net	278,781	278,607
Property and equipment, net	58,120	57,245
Deferred income taxes	13,396	13,831
Other assets, net of accumulated amortization of $695 and $2,407, respectively	3,627	2,914

Total assets	$759,414	$699,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,470	$80,882
Accrued expenses	86,486	82,877
Current portion of operating lease liabilities	74,382	73,737
Current portion of finance lease liabilities	2,847	2,089

Total current liabilities	269,185	239,585

Operating lease liabilities, less current portion	215,956	217,788
Finance lease liabilities, less current portion	4,836	2,504
Other long-term liabilities	6,486	7,479

Total liabilities	496,463	467,356

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,070,483 and 25,580,541 shares, respectively; outstanding 22,420,270 and 21,930,328 shares, respectively	260	255
Additional paid-in capital	123,490	121,837
Retained earnings	181,728	153,073
Less: Treasury stock, at cost; 3,650,213 shares	(42,527)	(42,527)

Total stockholders’ equity	262,951	232,638

Total liabilities and stockholders’ equity	$759,414	$699,994

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net sales	$326,020	$227,935	$598,826	$445,671
Cost of sales	199,097	155,742	374,010	308,923

Gross profit	126,923	72,193	224,816	136,748
Selling and administrative expense	78,379	58,333	148,523	129,703
Other income	—	(2,500)	—	(2,500)

Operating income	48,544	16,360	76,293	9,545
Interest expense	184	749	526	1,484

Income before income taxes	48,360	15,611	75,767	8,061
Income tax expense	11,557	4,475	17,418	1,536

Net income	$36,803	$11,136	$58,349	$6,525

Earnings per share:
Basic	$1.69	$0.52	$2.70	$0.31

Diluted	$1.63	$0.52	$2.59	$0.31

Weighted-average shares of common stock outstanding:
Basic	21,746	21,252	21,582	21,200

Diluted	22,593	21,358	22,507	21,356